Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:        Carla Burigatto (Media)
(856) 342-3737
carla_burigatto@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS FIRST-QUARTER RESULTS
First-Quarter Adjusted Net Earnings per Share Increased 7 Percent to $0.88
First-Quarter Sales Rose 8 Percent to $2.336 Billion
Fiscal 2013 Guidance Confirmed

CAMDEN, N.J., Nov. 20, 2012-Campbell Soup Company (NYSE:CPB) today reported its results for the first quarter of fiscal 2013.

First-Quarter Overview

•	Reported Sales Increased 8 Percent; Organic Sales Increased 1 Percent

•	Adjusted Earnings Before Interest and Taxes (EBIT) Increased 5 Percent, 2 Percent Excluding the Acquisition of Bolthouse Farms

•	U.S. Simple Meals Sales Grew 3 Percent, With Soup Sales Up 2 Percent; Earnings Increased 5 Percent

•	U.S. Beverages Sales Declined 5 Percent; Earnings Comparable To a Year Ago

•	Campbell Completed the Acquisition of Bolthouse Farms on Aug. 6, 2012

•	Campbell Recorded Charges Related To the Previously Announced Sept. 2012 Restructuring Program

Net earnings for the quarter ended Oct. 28, 2012, were $245 million, or $0.78 per share, compared with $265 million, or $0.82 per share, in the prior year. The current quarter's reported net earnings included transaction costs associated with the acquisition of Bolthouse Farms, as well as charges associated with the Sept. 2012 restructuring program. Excluding these items impacting comparability, adjusted net earnings increased 5 percent to $279 million, and adjusted net earnings per share increased 7 percent to $0.88 in the current quarter. A detailed reconciliation of the reported financial information to the adjusted information is included at the end of this news release.
Denise Morrison, Campbell's President and Chief Executive Officer, said, “We are encouraged by our performance in the first quarter and feel good about the progress we've made in executing our three growth strategies.
“In our largest business, U.S. Simple Meals, we generated sales growth both in U.S. Soup and in U.S. Sauces, driven by innovation in our base business and by new product introductions. Our recently acquired Bolthouse Farms business performed very well in the quarter, and we remain excited about the growth platform it provides Campbell in the packaged fresh foods category. We delivered continued solid performance at Pepperidge Farm in the crackers business, while our bakery business declined in the quarter. Our Asia Pacific business delivered good results, driven by improved performance in Australia and strong sales growth in Malaysia and Indonesia. In U.S. Beverages, our core business in original 'V8' vegetable juice and 'V8 V-Fusion' beverages continued to be challenged by slackening consumer demand.”
            Morrison concluded, “Overall, our fiscal year 2013 is off to a solid start. We remain focused on returning our company to sustainable, profitable net sales growth. We know we have more work to do to change Campbell's growth trajectory and achieve our long-term targets on our base business.”
Campbell Confirms Fiscal 2013 Guidance
The company confirmed its previous fiscal 2013 guidance. Campbell expects to grow sales between 10 and 12 percent, adjusted EBIT between 4 and 6 percent and adjusted EPS between 3 and 5 percent. The company expects adjusted EPS to be between $2.51 and $2.57. This guidance includes the estimated impact of the Bolthouse Farms business and excludes the impact of acquisition transaction costs and restructuring charges. In fiscal 2013, Campbell expects Bolthouse Farms to contribute approximately $750 million to sales and add $0.05 to $0.07 to adjusted EPS, including the impact of the suspension of Campbell's strategic share repurchase program.
Restructuring Program
On Sept. 27, 2012, Campbell announced a program to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network. This initiative includes plans to close the company's South Plainfield spice plant by March 2013 and its Sacramento plant by July 2013. In the aggregate, the company expects to incur pre-tax costs of approximately $115 million, most of which will be incurred in fiscal 2013. In the first quarter, Campbell recorded pre-tax costs of $43 million, $27 million after tax or $0.09 per share, related to these initiatives.
First-Quarter Results
For the first quarter, sales increased 8 percent to $2.336 billion. The increase in sales for the quarter reflected the following factors:
▪The acquisition of Bolthouse Farms added 8 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 1 percent
▪Currency subtracted 1 percent
First-Quarter Financial Details

▪
Gross margin was 37.0 percent compared with 39.5 percent a year ago. Excluding items impacting comparability, adjusted gross margin in the current quarter was 37.9 percent. The decline in gross margin was primarily attributable to the acquisition of Bolthouse Farms, which operates with a lower gross margin structure.

▪
Marketing and selling expenses decreased 3 percent to $254 million compared with $261 million in the prior year. Consistent with the company's plans, the decline was primarily due to reductions in advertising and consumer promotion expenses in the U.S. Soup business, partly offset by the impact of the addition of Bolthouse Farms expenses.

▪	Administrative expenses increased $17 million to $162 million, primarily due to the acquisition of Bolthouse Farms and higher compensation and benefit costs, including pension expenses.

▪
EBIT was $385 million compared with $416 million in the prior-year quarter. Excluding items impacting comparability, adjusted EBIT increased 5 percent to $438 million. Excluding the impact of the Bolthouse Farms acquisition, adjusted EBIT increased 2 percent, primarily driven by lower advertising and consumer promotion expense in the U.S. Soup business, partly offset by higher administrative expenses.

▪
The tax rate in the quarter was 31.0 percent compared with 32.2 percent in the prior year. Excluding items impacting comparability, the adjusted tax rate was 31.6 percent. The decrease reflected the favorable settlement of a U.S. state tax matter.

▪	Net interest expense increased $5 million to $33 million, reflecting a higher debt level due to the acquisition of Bolthouse Farms, partially offset by lower rates on the company's debt.

▪
Adjusted net earnings for the quarter increased 5 percent to $279 million. Adjusted net earnings per share were $0.88 in the current quarter compared with net earnings per share of $0.82 in the prior-year quarter, an increase of 7 percent. Earnings per share benefitted from fewer shares outstanding, reflecting the impact of the company's share repurchase program in prior quarters.

▪	Cash flow from operations was $81 million compared with $73 million in the prior year.

▪	Net debt rose to $4.086 billion, an increase of $1.382 billion, primarily due to funding the $1.570 billion purchase of Bolthouse Farms.
Summary of Fiscal 2013 First-Quarter Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $896 million for the first quarter, an increase of 3 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix added 1 percent

▪	Price and sales allowances added 2 percent
U.S. Soup sales increased 2 percent compared to the year-ago quarter.

▪	Sales of “Campbell's” condensed soups decreased 1 percent, as declines in eating varieties were partially offset by gains in cooking varieties.

▪
Sales of ready-to-serve soups increased 4 percent. Volume-driven gains in “Campbell's Chunky” canned soups were partially offset by declines in microwavable soups. “Campbell's Go” soups, launched in the quarter, also contributed to sales growth.

▪	Broth sales rose 9 percent, primarily due to volume-driven gains in both aseptically packaged and canned broths.
U.S. Sauces sales increased 4 percent compared to the year-ago quarter. The growth was primarily driven by strong gains in “Prego” pasta sauces, the launch of “Campbell's” Skillet Sauces and growth in “Pace” Mexican sauces. Sales of gravy declined.
U.S. Simple Meals operating earnings increased 5 percent to $274 million compared with $260 million in the prior-year period. The increase in operating earnings was driven by earnings gains in U.S. Soup, partly offset by a decline in U.S. Sauces. For the segment, benefits from productivity improvements; higher selling prices net of related volume impacts; and lower marketing expenses were partly offset by cost inflation.
Global Baking and Snacking
Sales for Global Baking and Snacking were $574 million for the first quarter, an increase of 1 percent from a year ago. The change in sales reflected the following factors:

▪	Volume and mix added 2 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 3 percent
Further details of sales results included the following:

▪	Sales of “Pepperidge Farm” products increased, driven by volume gains and higher selling prices, partially offset by increased promotional spending.

◦	In cookies and crackers, sales increases were driven by solid gains in “Goldfish” snack crackers and the launch of “Jingos!,” partly offset by declines in cookies.

◦	Bakery sales declined. Bakery sales were negatively impacted by increased promotional spending in response to competitive activity.

▪	Sales at Arnott's increased primarily due to double-digit gains in Indonesia. Sales in Australia were comparable to the prior year.
Operating earnings for the quarter were $85 million compared with $88 million in the prior year, reflecting lower earnings in Arnott's and Pepperidge Farm. Both businesses were negatively impacted by increased promotional spending.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $354 million for the first quarter, a decrease of 1 percent. Organic sales increased 2 percent. The change in sales reflected the following factors:
▪Volume and mix subtracted 1 percent
▪Price and sales allowances added 3 percent
▪Currency subtracted 3 percent
Excluding the impact of currency, higher sales in the Asia Pacific region, Latin America and Canada were partially offset by declines in Europe.

▪	In Canada, higher selling prices contributed to sales growth.

▪	In Europe, sales declines in Germany were partially offset by gains in France.

▪	In the Asia Pacific region, sales increased due to strong growth in Japan and Malaysia.
Operating earnings were $47 million compared with $43 million in the year-ago period. The increase in operating earnings was primarily driven by higher organic sales and an increase in gross margin percentage.
U.S. Beverages
Sales for U.S. Beverages were $189 million for the first quarter, a decrease of 5 percent compared to the year-ago period. A breakdown of the change in sales follows:
▪Volume and mix subtracted 4 percent
▪Increased promotional spending subtracted 1 percent

The decrease in sales was due to declines in “V8” vegetable juice and “V8 V-Fusion” beverages, partially offset by an increase in “V8 Splash” beverages.
Operating earnings for the quarter were $30 million, comparable to the prior year. The impact of lower volume was offset by lower advertising and consumer promotion expenses.
Bolthouse and Foodservice
The balance of the portfolio includes the Bolthouse Farms business, which was acquired on Aug. 6, 2012, and the North America Foodservice business.
Sales were $323 million for the first quarter, with the acquisition of Bolthouse Farms contributing $171 million. Organic sales in North America Foodservice declined 6 percent compared with a year ago. A breakdown of the change in organic sales follows:
▪Volume and mix subtracted 3 percent
▪Increased promotional spending subtracted 3 percent
North America Foodservice sales decreased primarily due to declines in frozen and canned soup sales, partially offset by volume-driven gains in fresh chilled soup sold at retail.
Operating earnings increased by $7 million to $34 million driven by the acquisition of Bolthouse Farms, partially offset by lower earnings in North America Foodservice.
Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $63 million compared with $30 million a year ago. The current quarter included $21 million of restructuring-related costs and $10 million of transaction costs related to the Bolthouse Farms acquisition.
Non-GAAP Financial Information
A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on Nov. 20, 2012, at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-835-8906 and non-U.S. participants at 1-703-639-1413. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight on Dec. 4, 2012, at 1-888-266-2081 or 1-703-925-2533. The access code is 1596039.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:

U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell's” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell's” canned pasta, gravies, and beans.
Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott's” biscuits in Australia and Asia Pacific.
International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Latin America, Asia Pacific, China and the retail business in Canada.
U.S. Beverages represents the following products: “V8” vegetable juices, “V8 V-Fusion” juices and juice beverages, “V8 Splash” juice beverages, and “Campbell's” tomato juice.
Bolthouse and Foodservice includes the Bolthouse Farms and North America Foodservice businesses. Bolthouse Farms consists of the following products: super-premium refrigerated beverages, refrigerated salad dressings and carrot products, including fresh carrots, juice concentrate and fiber. North America Foodservice represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and “Pepperidge Farm” products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell's,” “Pepperidge Farm,” “Arnott's,” “V8” and “Bolthouse Farms.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company's current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company's actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company's efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company's initiatives; (3) the company's ability to realize projected cost savings and benefits; (4) the company's ability to manage changes to its business processes; (5) the increased significance of certain of the company's key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes, including the Bolthouse Farms acquisition; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 28, 2012	October 30, 2011
Net sales	$2,336	$2,161
Costs and expenses
Cost of products sold	1,471	1,307
Marketing and selling expenses	254	261
Administrative expenses	162	145
Research and development expenses	29	30
Other expenses	13	—
Restructuring charges	22	2
Total costs and expenses	1,951	1,745
Earnings before interest and taxes	385	416
Interest, net	33	28
Earnings before taxes	352	388
Taxes on earnings	109	125
Net earnings	243	263
Net loss attributable to noncontrolling interests	2	2
Net earnings attributable to Campbell Soup Company	$245	$265
Per share - basic
Net earnings attributable to Campbell Soup Company	$.78	$.82
Dividends	$.29	$.29
Weighted average shares outstanding - basic	314	320
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.78	$.82
Weighted average shares outstanding - assuming dilution	316	322
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Other expenses.
In fiscal 2013, the company recorded pre-tax restructuring charges of $22 and restructuring-related costs of $21 in Cost of products sold (aggregate impact of $27 after tax or $.09 per share) associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 28, 2012	October 30, 2011	Percent Change
Sales
Contributions:
U.S. Simple Meals	$896	$874	3%
Global Baking and Snacking	574	568	1%
International Simple Meals and Beverages	354	359	(1)%
U.S. Beverages	189	198	(5)%
Bolthouse and Foodservice	323	162	99%
Total sales	$2,336	$2,161	8%
Earnings
Contributions:
U.S. Simple Meals	$274	$260	5%
Global Baking and Snacking	85	88	(3)%
International Simple Meals and Beverages	47	43	9%
U.S. Beverages	30	30	—%
Bolthouse and Foodservice	34	27	26%
Total operating earnings	470	448	5%
Unallocated corporate expenses	63	30
Restructuring charges	22	2
Earnings before interest and taxes	385	416	(7)%
Interest, net	33	28
Taxes on earnings	109	125
Net earnings	243	263	(8)%
Net loss attributable to noncontrolling interests	2	2
Net earnings attributable to Campbell Soup Company	$245	$265	(8)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.78	$.82	(5)%
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Unallocated corporate expenses.
In fiscal 2013, the company recorded pre-tax restructuring charges of $22 and restructuring-related costs of $21 in Unallocated corporate expenses (aggregate impact of $27 after tax or $.09 per share) associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 28, 2012	October 30, 2011
Current assets	$2,401	$2,123
Plant assets, net	2,409	2,057
Intangible assets, net	3,802	2,619
Other assets	135	149
Total assets	$8,747	$6,948
Current liabilities	$3,092	$2,033
Long-term debt	2,940	2,422
Other liabilities	1,618	1,326
Total equity	1,097	1,167
Total liabilities and equity	$8,747	$6,948
Total debt	$4,447	$2,989
Cash and cash equivalents	$361	$285

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 28, 2012
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company's financial position at October 28, 2012 and October 30, 2011, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	October 28, 2012	October 30, 2011
Short-term borrowings	$1,507	$567
Long-term debt	2,940	2,422
Total debt	$4,447	2,989
Less: Cash and cash equivalents	(361)	(285)
Net debt	$4,086	$2,704
Organic Net Sales
The company believes that organic net sales, which exclude the impact of acquisitions and currency, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 28, 2012				October 30, 2011	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$896	$—	$—	$896	$874	3%	3%
Global Baking and Snacking	574	—	—	574	568	1%	1%
International Simple Meals and Beverages	354	11	—	365	359	(1)%	2%
U.S. Beverages	189	—	—	189	198	(5)%	(5)%
Bolthouse and Foodservice	323	—	(171)	152	162	99%	(6)%
Total Net Sales	$2,336	$11	$(171)	$2,176	$2,161	8%	1%

Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain transactions that are not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results excluding these transactions.

The following items impacted gross margin and/or earnings:

(1)
In fiscal 2013, the company announced several initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network. In the first quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $22 million and restructuring-related costs of $21 million in Cost of products sold (aggregate impact $43 million; $27 million after tax or $.09 per share) related to the initiatives.

In fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In fiscal 2012, the company recorded pre-tax restructuring charges of $10 million ($6 million after tax or $.02 per share) related to the initiatives.
(2) In the fourth quarter of fiscal 2012, the company announced its intent to acquire Bolthouse Farms. In the first quarter of fiscal 2013, the company incurred transaction costs of $10 million ($7 million after tax or $.02 per share) associated with the acquisition, which closed on August 6, 2012. In the fourth quarter of fiscal 2012, the company incurred transaction costs of $5 million ($3 million after tax or $.01 per share) associated with the acquisition.
(3) Bolthouse Farms contributed $14 million to earnings before interest and taxes in fiscal 2013.
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Three Months Ended
(millions, except per share amounts)	October 28, 2012	October 30, 2011	Percent Change
Gross margin, as reported	$865	$854
Add: Restructuring-related costs (1)	21	—
Adjusted Gross Margin	$886	$854	4%
Adjusted Gross margin percentage	37.9%	39.5%
Earnings before interest and taxes, as reported	$385	$416
Add: Restructuring charges and related costs (1)	43	—
Add: Acquisition transaction costs (2)	10	—
Adjusted Earnings before interest and taxes	$438	$416	5%
Interest, net, as reported	$33	$28
Adjusted Earnings before taxes	$405	$388
Taxes on earnings, as reported	$109	$125
Add: Tax benefit from restructuring charges and related costs (1)	16	—
Add: Tax benefit from acquisition transaction costs (2)	3	—
Adjusted Taxes on earnings	$128	$125
Adjusted effective income tax rate	31.6%	32.2%
Net earnings attributable to Campbell Soup Company, as reported	$245	$265
Add: Net adjustment from restructuring charges and related costs (1)	27	—
Add: Net adjustment from acquisition transaction costs (2)	7	—
Adjusted Net earnings attributable to Campbell Soup Company	$279	$265	5%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.78	$.82
Add: Net adjustment from restructuring charges and related costs (1)	.09	—
Add: Net adjustment from acquisition transaction costs (2)	.02	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$.88	$.82	7%
* The sum of the individual per share amounts does not add due to rounding.

Earnings before Interest and Taxes Excluding Acquisition

	Three Months Ended
(millions, except per share amounts)	October 28, 2012	October 30, 2011	Percent Change
Adjusted Earnings before interest and taxes	$438	$416
Deduct: Bolthouse earnings (3)	(14)	—
Adjusted Earnings before interest and taxes, less acquisition	$424	$416	2%

Year Ended
(millions, except per share amounts)	July 29, 2012
Earnings before interest and taxes, as reported	$1,212
Add: Restructuring charges (1)	10
Add: Acquisition transaction costs (2)	5
Adjusted Earnings before interest and taxes	$1,227
Interest, net, as reported	$106
Adjusted Earnings before taxes	$1,121
Taxes on earnings, as reported	$342
Add: Tax benefit from restructuring charges (1)	4
Add: Tax benefit from acquisition transaction costs (2)	2
Adjusted Taxes on earnings	$348
Adjusted effective income tax rate	31.0%
Net earnings attributable to Campbell Soup Company, as reported	$774
Add: Net adjustment from restructuring charges (1)	6
Add: Net adjustment from acquisition transaction costs (2)	3
Adjusted Net earnings attributable to Campbell Soup Company	$783
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.41
Add: Net adjustment from restructuring charges (1)	.02
Add: Net adjustment from acquisition transaction costs (2)	.01
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	2.44